Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	Operating results drive quarterly increase of 6% in adjusted EBITDA despite negative impacts of foreign exchange and lower global steel production

•	Fourth quarter restructuring program expected to deliver meaningful savings beginning in 2016

•	Strong quarterly cash flow leads to a 34% increase in full year operating cash flow to $73 million

February 25, 2016

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $183.3 million for the fourth quarter of 2015 compared to $194.0 million for the fourth quarter of 2014 and full year net sales of $737.6 million for 2015 compared to $765.9 million for 2014. The decreases in net sales for the fourth quarter and full year 2015 were both driven by the negative impact of foreign currency translation of $12.4 million, or approximately 7%, and $53.6 million, or 7%, respectively, which more than offset volume and acquisition-related growth that the Company achieved despite challenging market conditions.

Earnings per diluted share decreased from $0.95 in the fourth quarter of 2014 to $0.86 for the fourth quarter of 2015, primarily due to restructuring expenses of $6.8 million, or $0.36 per diluted share, related to a global restructuring program that the Company initiated in the fourth quarter of 2015. Excluding these restructuring expenses and other uncommon items, the Company’s non-GAAP earnings per diluted share increased 16% to $1.16 for the fourth quarter of 2015 compared to $1.00 for the fourth quarter of 2014, despite the negative impact of foreign exchange of $0.05 per diluted share, or 5%, and lower global steel production. The Company’s adjusted EBITDA increased 6% to $25.3 million for the fourth quarter of 2015 from $23.8 million in the fourth quarter of 2014. Full year 2015 earnings per diluted share were $3.84 compared to $4.26 for 2014, with non-GAAP earnings per diluted share increasing 4% to $4.43 for 2015 compared to $4.26 for 2014. The Company was able to achieve this full year non-GAAP earnings growth despite the negative impact of foreign exchange of $0.31 per diluted share, or 7%, and a decline in full year global steel production. As a result of this non-GAAP earnings growth, the Company’s adjusted EBITDA increased 2% to $101.6 million for 2015 compared to $99.8 million in 2014.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased to have delivered another quarter of solid earnings and strong cash flow despite a variety of market challenges. Foreign exchange headwinds continued to have the most significant negative impact on our sales and earnings and we were also challenged by global steel industry production being down over 4%. In addition, we are seeing continued weak economic conditions in several regions, especially in South America. Our sales also continued to be impacted by downward price adjustments due to lower raw material costs. Despite these market challenges, we were able to increase our non-GAAP earnings and adjusted EBITDA through additional market share gains and margin expansion.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Mr. Barry continued, “2015 was the sixth consecutive year of non-GAAP earnings and adjusted EBITDA growth. Looking forward, we see various headwinds that include continued uncertain economic conditions in South America and China, a strong U.S. dollar and further pricing impacts to adjust to a lower raw material cost environment. However, we remain committed to our strategy and believe our ability to continue to take market share and leverage our acquisitions will help offset these market challenges. In addition, the restructuring program we implemented in late 2015 stands to improve our SG&A leverage and yield meaningful savings, as early as the middle of 2016. Our 2016 plans indicate growth in both the top and bottom lines despite currency headwinds. Overall, I continue to remain confident in our future and expect 2016 to be another good year for Quaker, as we expect to increase non-GAAP earnings and adjusted EBITDA for the seventh consecutive year.”

Fourth Quarter of 2015 Summary

Net sales for the fourth quarter of 2015 were $183.3 million compared to net sales of $194.0 million for the fourth quarter of 2014. The decrease in net sales was primarily due to the negative impact of foreign currency translation of $12.4 million, or approximately 7%, and declines in selling price and product mix of 3%, which collectively offset a 4% increase in product volume, including sales from acquisitions.

Gross profit for the fourth quarter of 2015 decreased $0.8 million from the fourth quarter of 2014 due to the decrease in net sales noted above. This decrease was partially offset by an expansion of gross margin to 37.5% for the fourth quarter of 2015 compared to 35.9% for the fourth quarter of 2014, mainly due to the timing of certain raw material cost decreases in the fourth quarter of 2015 compared to the fourth quarter of 2014.

Selling, general and administrative expenses (“SG&A”) decreased $4.3 million in the fourth quarter of 2015 as compared to the fourth quarter of 2014 due to the net impact of several factors, including the impact of foreign currency translation, lower labor-related costs, a decrease in professional fees, and a fourth quarter of 2014 charge for a cost streamlining initiative in South America. These decreases to SG&A were partially offset by incremental costs associated with the Company’s recent acquisitions.

The Company had restructuring expenses of $6.8 million related to a global restructuring program initiated during the fourth quarter of 2015. Specifically, this program includes restructuring and associated costs to reduce total headcount by approximately 65 people globally and to close certain non-manufacturing locations. The Company expects to substantially complete this program in 2016, and currently projects pre-tax cost savings as a result of this program to be approximately $3 million in 2016 and approximately $6 million annually in subsequent years.

Other income, interest expense and interest income were relatively flat in the fourth quarter of 2015 compared to the fourth quarter of 2014. The Company had slightly higher interest expense on increased average borrowings outstanding and slightly lower third party license fees in the fourth quarter of 2015 as compared to the fourth quarter of 2014.

The Company’s effective tax rates for the fourth quarters of 2015 and 2014 were 16.5% and 28.5%, respectively. The primary contributors to the decrease in the fourth quarter of 2015 effective tax rate were accelerated recognition of certain tax-related credits in 2015 due to changes in local tax regulations, adjustments in the fourth quarter of 2015 related to previous years’ tax estimates, and the mix of earnings between higher and lower tax jurisdictions.

Equity in net income of associated companies (“equity income”) was relatively consistent in the fourth quarter of 2015 compared to the fourth quarter of 2014. The Company had lower equity income from its Venezuela affiliate in the fourth quarter of 2015 due to a first quarter of 2015 currency devaluation, which was partially offset by higher equity income from the Company’s interest in a captive insurance company.

The Company had a $0.2 million increase in net income attributable to noncontrolling interest in the fourth quarter of 2015 compared to the fourth quarter of 2014, primarily due to improved performance at its India affiliate.

During the fourth quarter of 2015, the Company recognized $0.2 million of earnings, or $0.02 per diluted share, related to its July 2015 acquisition of Verkol S.A. (“Verkol”), which was net of initial adjustments related to fair value accounting and diligence-related costs.

Changes in foreign exchange rates negatively impacted the Company’s fourth quarter of 2015 net income by approximately 5%, or $0.05 per diluted share.

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Year-to-Date 2015 Summary

Net sales for 2015 were $737.6 million compared to net sales of $765.9 million for 2014. The decrease in net sales was primarily due to the negative impact of foreign currency translation of $53.6 million, or 7%, and declines in selling price and product mix of 1%, which collectively offset a 4% increase in product volume, including sales from acquisitions.

Gross profit for 2015 increased $3.8 million, or 1%, compared to 2014, driven by an expansion of gross margin to 37.6% for 2015 compared to 35.7% for 2014, partially offset by the negative impact of foreign currency translation. The increase in gross margin was mainly due to the timing of certain raw material cost decreases in 2015 compared to 2014.

The increase in SG&A for 2015 of $3.1 million from 2014 was due to the net impact of several factors, including higher overall labor-related costs and incremental costs associated with the Company’s recent acquisitions, including $2.8 million of one-time transaction-related expenses incurred with the Company’s third quarter of 2015 Verkol acquisition. These increases to SG&A were partially offset by decreases from foreign currency translation, a first quarter of 2014 cost related to an amendment to the Company’s pension plan in the United Kingdom (“U.K.”), and lower year-over-year charges related to cost streamlining initiatives in South America.

The Company had restructuring expenses of $6.8 million in 2015, noted above, related to a global restructuring program initiated in the fourth quarter of 2015. There were no analogous restructuring expenses incurred in the prior year.

Other income for 2015 decreased $0.8 million compared to 2014. The decrease was primarily due to lower receipts of annual government-related grants in one of the Company’s regions, higher foreign exchange transaction losses, and lower third party license fees during 2015 compared to 2014.

Interest expense was $0.2 million higher in 2015 compared to 2014, primarily due to higher average borrowings outstanding during 2015 due to the Company’s recent acquisition activity. Interest income was $0.9 million lower in 2015 compared to 2014, primarily due to a decrease in the level of the Company’s invested cash in certain regions with higher returns and interest received on certain tax-related credits in 2014.

The Company’s effective tax rates for 2015 and 2014 were 25.3% and 30.1%, respectively. The primary contributors to the decrease in the 2015 effective tax rate were the mix of earnings between higher and lower tax jurisdictions in 2015, accelerated recognition of certain tax-related credits in 2015 due to changes in local tax regulations, adjustments in 2015 related to previous years’ tax estimates, and certain one-time items that inflated the 2014 effective tax rate. Going into 2016, we expect the full year effective tax rate will increase to between 28% and 30%. In addition, the Company expects its quarterly effective tax rates will be higher in the first three quarters of 2016, similar to the 2013 quarterly effective tax rate trend, as the Company will book earnings in one of its subsidiaries at the statutory tax rate of 25% while it awaits recertification of a concessionary 15% tax rate. We currently estimate our first quarter of 2016 effective tax rate will be between 31% and 33%.

Equity income for 2015 decreased $3.3 million compared to 2014. The decrease was primarily due to a first quarter of 2015 currency conversion charge recorded at the Company’s Venezuela affiliate. Due to changes in Venezuela’s foreign exchange markets and currency controls, the Company re-assessed its Venezuela affiliate’s access to U.S. dollars and its ability to import or trade under the existing foreign exchange markets in the first quarter of 2015, which resulted in the 2015 charge. This was partially offset by a similar currency charge related to the conversion of Venezuelan bolivar fuerte to the U.S. dollar recorded during the second quarter of 2014. In addition, the Company had lower equity income from its interest in a captive insurance company during 2015 compared to 2014.

The $0.3 million decrease in net income attributable to noncontrolling interest in 2015 compared to 2014 was primarily due to the Company’s June 2014 acquisition of the noncontrolling interest in its Australia affiliate.

Excluding the one-time transaction-related expenses mentioned above, the Company recognized a minimal impact to net income from its 2015 Verkol acquisition, as its operating results were offset by normal acquisition-related costs and initial adjustments related to fair value accounting.

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Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan bolivar fuerte noted above, negatively impacted the Company’s 2015 net income by approximately 7%, or $0.31 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $22.6 million for the fourth quarter of 2015 increased its full year net operating cash flow to $73.4 million compared to $54.7 million for 2014. The full year increase of $18.7 million, or 34%, in net operating cash flow was driven by strong operating performance and lower cash invested in the Company’s working capital during 2015. Most notably, changes in accounts receivables improved year-over-year due to the levels of sales at each year-end and improvements in timing of cash receipts. During 2015, the Company repurchased approximately 87,000 shares of its common stock for $7.3 million, pursuant to the share repurchase program announced in May of 2015. The Company has continued these share repurchases during the first quarter of 2016, with repurchases of approximately 84,000 shares at an average price of $69.8 per share for approximately $5.9 million to date. Overall, the Company’s liquidity remains strong, with net debt of $1.0 million and a consolidated leverage ratio of less than one times EBITDA.

Non-GAAP Measures

Included in this public release are non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP financial measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.86	$0.95	$3.84	$4.26
Equity income in a captive insurance company per diluted share	(0.07)	(0.02)	(0.16)	(0.18)
Restructuring expenses per diluted share	0.36	—	0.36	—
Verkol transaction-related expenses per diluted share	—	—	0.15	—
U.K. pension plan amendment per diluted share	—	—	—	0.05
Customer bankruptcy costs per diluted share	0.01	0.03	0.02	0.05
Cost streamlining initiatives per diluted share	—	0.04	0.01	0.06
Currency conversion impact of the Venezuelan bolivar fuerte per diluted share	—	—	0.21	0.02
Non-GAAP earnings per diluted share	$1.16	$1.00	$4.43	$4.26

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income attributable to Quaker Chemical Corporation	$11,393	$12,639	$51,180	$56,492
Depreciation and amortization	4,979	4,723	19,206	16,631
Interest expense	694	624	2,585	2,371
Taxes on income before equity in net income of associated companies	2,161	4,731	17,785	23,539
Equity income in a captive insurance company	(857)	(270)	(2,078)	(2,412)
Restructuring expenses	6,790	—	6,790	—
Verkol transaction-related expenses	—	—	2,813	—
U.K. pension plan amendment	—	—	—	902
Customer bankruptcy costs	149	515	328	825
Cost streamlining initiatives	—	818	173	1,166
Currency conversion impact of the Venezuelan bolivar fuerte	—	—	2,806	321
Adjusted EBITDA	$25,309	$23,780	$101,588	$99,835

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the fourth quarter and full year 2015 results is scheduled for February 26, 2016 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net sales	$183,275	$194,033	$737,555	$765,860

Cost of goods sold	114,509	124,457	460,515	492,654

Gross profit	68,766	69,576	277,040	273,206
%	37.5%	35.9%	37.6%	35.7%

Selling, general and administrative expenses	48,753	53,091	198,990	195,850
Restructuring and related activities	6,790	-	6,790	-

Operating income	13,223	16,485	71,260	77,356
%	7.2%	8.5%	9.7%	10.1%

Other income (expense), net	28	209	(69)	767
Interest expense	(694)	(624)	(2,585)	(2,371)
Interest income	507	551	1,624	2,541
Income before taxes and equity in net income of associated companies	13,064	16,621	70,230	78,293

Taxes on income before equity in net income of associated companies	2,161	4,731	17,785	23,539
Income before equity in net income of associated companies	10,903	11,890	52,445	54,754

Equity in net income of associated companies	949	1,037	261	3,543

Net income	11,852	12,927	52,706	58,297

Less: Net income attributable to noncontrolling interest	459	288	1,526	1,805

Net income attributable to Quaker Chemical Corporation	$11,393	$12,639	$51,180	$56,492
%	6.2%	6.5%	6.9%	7.4%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.86	$0.95	$3.84	$4.27
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.86	$0.95	$3.84	$4.26

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Quaker Chemical Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	December 31,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$81,053	$64,731
Accounts receivable, net	188,297	189,484
Inventories, net	75,099	77,708
Current deferred tax assets	7,822	8,367
Prepaid expenses and other current assets	13,582	11,228
Total current assets	365,853	351,518

Property, plant and equipment, net	87,619	85,763
Goodwill	79,111	77,933
Other intangible assets, net	73,287	70,408
Investments in associated companies	20,354	21,751
Non-current deferred tax assets	27,071	24,411
Other assets	32,218	33,742
Total assets	$685,513	$665,526

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$662	$403
Accounts payable	67,291	74,987
Dividends payable	4,252	3,990
Accrued compensation	19,166	19,853
Accrued restructuring	6,303	-
Accrued pension and postretirement benefits	1,144	1,239
Current deferred tax liabilities	41	732
Other current liabilities	25,696	23,697
Total current liabilities	124,555	124,901
Long-term debt	81,439	75,328
Non-current deferred tax liabilities	15,003	8,584
Non-current accrued pension and postretirement benefits	40,689	46,088
Other non-current liabilities	42,584	45,490
Total liabilities	304,270	300,391

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2015 - 13,288,113 shares; 2014 - 13,300,891 shares	13,288	13,301
Capital in excess of par value	106,333	99,056
Retained earnings	326,740	299,524
Accumulated other comprehensive loss	(73,316)	(54,406)
Total Quaker shareholders' equity	373,045	357,475
Noncontrolling interest	8,198	7,660
Total equity	381,243	365,135
Total liabilities and equity	$685,513	$665,526

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Quaker Chemical Corporation

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$52,706	$58,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,395	12,306
Amortization	6,811	4,325
Equity in undistributed earnings of associated companies, net of dividends	578	(3,180)
Deferred income taxes	(2,401)	1,007
Uncertain tax positions (non-deferred portion)	(1,122)	(1,256)
Deferred compensation and other, net	14	3,174
Stock-based compensation	5,919	5,309
Restructuring and related activities	6,790	-
Gain on disposal of property, plant and equipment and other assets	(12)	(86)
Insurance settlement realized	(760)	(1,907)
Pension and other postretirement benefits	2,591	1,265
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(188)	(24,944)
Inventories	1,292	(5,484)
Prepaid expenses and other current assets	(721)	2,003
Accounts payable and accrued liabilities	(9,040)	2,999
Change in restructuring liabilities	(490)	-
Estimated taxes on income	(930)	862
Net cash provided by operating activities	73,432	54,690

Cash flows from investing activities
Investments in property, plant and equipment	(11,033)	(13,052)
Payments related to acquisitions, net of cash acquired	(24,058)	(73,527)
Proceeds from disposition of assets	135	201
Insurance settlement interest earned	35	44
Change in restricted cash, net	725	1,863
Net cash used in investing activities	(34,196)	(84,471)

Cash flows from financing activities
Proceeds from long-term debt	6,163	58,771
Repayment of long-term debt	(477)	(1,368)
Dividends paid	(16,513)	(14,562)
Stock options exercised, other	1,048	804
Payments for repurchase of common stock	(7,276)	-
Excess tax benefit related to stock option exercises	384	453
Purchase of noncontrolling interest in affiliates, net	-	(7,422)
Payment of acquisition-related liabilities	(226)	(4,709)
Distributions to noncontrolling affiliate shareholders	-	(1,806)
Net cash (used in) provided by financing activities	(16,897)	30,161

Effect of exchange rate changes on cash	(6,017)	(4,141)
Net increase (decrease) in cash and cash equivalents	16,322	(3,761)
Cash and cash equivalents at the beginning of the period	64,731	68,492
Cash and cash equivalents at the end of the period	$81,053	$64,731

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